Exhibit 5.1

CNH Industrial N.V. Cranes Farm Road Basildon Essex SS14 3 AD UNITED KINGDOM	AMSTERDAM Strawinskylaan 10 1077 XZ Amsterdam T+31 20 485 7000 F+31 20 485 7001 W freshfields.com DOC ID AMSN423615/6+

6 JUNE 2014

Dear Sirs,

INTRODUCTION

1. We have acted as Netherlands law special counsel to CNH Industrial N.V. (DutchCo), with respect to certain matters of Netherlands law in connection with, inter alia, the registration statement (the Registration Statement) on Form S-8 to be filed with the United States Securities and Exchange Commission (SEC) under the United States of America’s Securities Act of 1933, as amended (the Securities Act) with respect to 25,000,000 common shares with a nominal value of EUR 0.01 each in the share capital of DutchCo to be issued pursuant to the CNH Industrial N.V. Equity Incentive Plan as approved by the general meeting of shareholders of DutchCo on 16 April 2014 (the Equity Plan and the common shares delivered pursuant to the Equity Plan, the Plan Shares).

This opinion letter is delivered to you pursuant to your request.

DOCUMENTS REVIEWED

2. In rendering the opinion set out below we have examined the following documents:

(a)	an electronic copy of the Registration Statement excluding any documents incorporated by reference in it and any exhibits to it, other than specifically listed below;

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Notarial bank account:

Kwaliteitsrekening Notariaat Freshfields, ABN AMRO Bank N.V., IBAN: NL87ABNA0252085116, BIC: ABNANL2A

Abu Dhabi Amsterdam Bahrain Barcelona Beijing Berlin Brussels Cologne Dubai Düsseldorf Frankfurt am Main Hamburg Hanoi Ho Chi Minh City Hong Kong London Madrid Milan Moscow Munich New York Paris Rome Shanghai Singapore Tokyo Vienna Washington

(b)	electronic copy of the Equity Plan as approved by the board of directors of DutchCo on 27 February 2014 and subsequently ratified and approved by the general meeting of shareholders of the Company on 16 April 2014 (the Plan Documentation);

(c)	a copy of the articles of association of DutchCo as they read as of 29 September 2013, which, according to the Extract (as defined below), are DutchCo’s articles of association currently in force and effect (the Articles of Association);

(d)	an electronic copy of:

(i)	the minutes of the meeting of the board of directors of DutchCo (the Board) held on 9 September 2013 and signed by R. Russo as secretary of that meeting on 27 September 2013;

(ii)	the written resolutions of the general meeting of shareholders of DutchCo dated 9 September 2013;

(iii)	a statement in relation to the approval of the Equity Plan by the general meeting of shareholders of DutchCo held on 16 April 2014, signed by R. Russo as secretary of the meeting;

(e)	a print-out of an electronic copy of an extract from the Commercial Register of the Amsterdam Chamber of Commerce (the Commercial Register) dated 6 June 2014 relating to DutchCo, and confirmed upon our request by the Commercial Register by telephone to be correct as at the date hereof (the Extract); and

(f)	a print-out of an electronic online confirmation from the insolvency register from the district court of Amsterdam through www.rechtspraak.nl and the online EU Insolvency register dated 6 June 2014 that DutchCo has not been declared bankrupt (failliet verklaard) or has not been granted a suspension of payments (surseance van betaling) and confirmed upon our request by the court registries of the district courts of Amsterdam and The Hague by telephone to be correct as at the date hereof, the documents referred to above in items (a) to (f) (inclusive) are herein referred to as the Documents; the documents referred to above in item (d) are hereinafter referred to as the Resolutions, the documents referred to above in items (c) and (d) (inclusive) are herein referred to as the Corporate Documents.

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NATURE OF OPINION AND OBSERVATIONS

3. This opinion is subject to the following limitations:

(a)	This opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Netherlands law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Netherlands law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above).

(b)	We express no opinion on any taxation laws of any jurisdiction (including the Netherlands).

(c)	We have not considered whether the transactions contemplated by the Plan Documentation comply with anti-trust, competition, public procurement or state aid laws, nor whether any filings or clearances are required under such laws.

(d)	We express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands).

(e)	We express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Plan Documentation will not contravene Netherlands law, its application or interpretation if altered in the future.

(f)	We express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein.

(g)	In rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Netherlands law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials.

(h)	We have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter.

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(i)	We have not been involved in the preparation or negotiation of the Plan Documentation, and have reviewed it only for the limited purpose of giving this opinion. Accordingly, we express no view as to the suitability of the Plan Documentation or of its provisions or its general compliance with market practice or any commercial aspects of the Plan Documentation;

(j)	Netherlands legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions.

(k)	This opinion speaks as of today’s date; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after today’s date, which may affect this opinion in any respect.

(l)	The opinion expressed in this opinion letter has no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Documents.

(m)	All references in this opinion letter and its schedules to the Netherlands and Netherlands law are to the European part of the Netherlands and its law, respectively, only.

OPINION

4. On the basis of, and subject to, the foregoing, the assumptions in Schedule 1, the qualifications in Schedule 2 and any factual matters, documents or events not disclosed to us, we are of the opinion that: when issued pursuant to a validly executed deed of issue and fully paid in accordance with the terms of the Plan Documentation and the Articles of Association, each Plan Share will have been duly authorised, validly issued, fully paid and will be non-assessable.

BENEFIT OF OPINION.

5. This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

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6. This opinion letter and any non-contractual obligations arising out of or in relation to this opinion are governed by the laws of the Netherlands.

7. We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

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SCHEDULE 1

ASSUMPTIONS

In rendering the opinion in this opinion letter we have assumed that:

Authenticity of documents

(a)	all documents reviewed by us and submitted to us as originals are true, complete and authentic; all documents reviewed by us and submitted to us as electronic copy, facsimile or photocopy are in conformity with the originals and such originals are true, complete and authentic; and the signatures on all such documents are genuine;

(b)	the Registration Statement has been or will have been filed with the SEC and declared effective pursuant to the Securities Act;

Due incorporation and existence

(c)	at the time when any Corporate Document was signed, each person who is a party to or signatory of that Corporate Document, as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign that Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed that Corporate Document;

(d)	the information set forth in the Extract is accurate and complete;

Corporate authorisation

(e)	the Resolutions have been adopted and executed as applicable by persons who had all required power, authority and legal capacity to adopt and execute such Resolutions;

(f)	the Resolutions have not been revoked (ingetrokken) or amended and have not been and will not be declared null and void by a competent court, have not been, and will not be, amended, revoked (ingetrokken), terminated or declared null and void by a competent court and the statements and confirmations set out in the Resolutions are true and correct;

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(g)	at any time during the entire period during which the Plan Shares are to be issued pursuant to the Plan Documentation: (i) the authorised share capital of DutchCo will allow for the issuance of the relevant number of Plan Shares and (ii) the Board will remain to hold the exclusive power to issue the Plan Shares;

Enforceability

(h)	each of the parties to any of the Plan Documentation and any agreement and document entered into pursuant to the Plan Documentation (other than DutchCo) (i) has been validly incorporated, will be validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) will have the power, capacity and authority to enter into, execute and deliver the Plan Documentation and any agreement and document entered into pursuant to the Plan Documentation to which it is a party and to exercise its rights and perform its obligations thereunder, and, to the extent relevant, deliver Plan Documentation and any agreement and document entered into pursuant to the Plan Documentation to which it is a party.

(i)	under the laws to which the Plan Documentation are expressed to be subject and under any applicable law (other than Netherlands law), (i) DutchCo has validly executed and, to the extent relevant, delivered, the Plan Documentation, (ii) and each of the Plan Documentation constitutes the legal, valid and binding obligations of DutchCo, enforceable against DutchCo in accordance with its terms.

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SCHEDULE 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

Insolvency proceedings

(a)	a confirmation derived from an insolvency register does not provide conclusive evidence that an entity is not subject to any insolvency proceedings as defined in the Council Regulation (EC) no. 1346/2000 of 29 May 2000 on Insolvency Procedures or otherwise;

Enforceability

(b)	the validity or enforceability of the Plan Documentation or any legal act (rechtshandeling) forming part thereof or contemplated thereby are subject to and limited by the protection afforded by Netherlands law to creditors whose interests have been adversely affected pursuant to the rules of Netherlands law relating to (x) unlawful acts (onrechtmatige daden) based on Section 6:162 et seq. of the Netherlands Civil Code (Burgerlijk Wetboek) and (y) fraudulent conveyance or preference (actio pauliana) within the meaning of Section 3:45 of the Netherlands Civil Code (Burgerlijk Wetboek) and/or Section 42 et seq. of the Netherlands Bankruptcy Act (Faillissementswet);

(c)	the term “enforceability” as used in this opinion letter indicates that the relevant obligations are of a type for which Netherlands law generally provides a remedy; it does not imply that the obligations and remedies provided in the Plan Documentation would always be enforceable in accordance with their specific terms; enforcement in the courts of the Netherlands will in any event be subject to the acceptance by such courts of jurisdiction, the availability of defences and the nature of the remedies available in the Netherlands courts;

(d)	the validity and enforceability of the obligations under the Plan Documentation are subject to applicable prescription or limitation periods, principles of set-off (unless such right is validly waived), force majeure (overmacht), reasonableness and fairness (redelijkheid en billijkheid), unforeseen circumstances (onvoorziene omstandigheden) and other defences afforded by Netherlands law to obligors generally; furthermore, under Netherlands law, a party to an agreement may under certain circumstances suspend performance of its obligations under such agreement pursuant to the exceptio non-adimpleti contractus or otherwise;

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(e)	with respect to the obligations under the Plan Documentation, the competent court in the Netherlands (i) may give effect to overriding mandatory provisions of the law of any other country with which the Plan Documentation have a close connection if and insofar as, under the law of the latter country, those rules must be applied whatever the law applicable to the Plan Documentation and (ii) shall have regard to the law of the country in which the performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance and (iii) may refuse the application of a provision of the law of any country otherwise applicable to the Plan Documentation, if such application is manifestly incompatible with public policy (“ordre public”) of the Netherlands;

Foreign documents

(f)	the opinion and other statements expressed herein relating to the Plan Documentation are subject to the qualification that as Dutch lawyers we are not qualified or able to assess the true meaning and purport under applicable law (other than Netherlands law) of the terms of the Plan Documentation and the obligations thereunder of the parties thereto, and we have made no investigation of such meaning and purport; our review of the Plan Documentation and any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of such documents as they appear to us on the basis of such review and only in respect of any involvement of Netherlands law.

Non-assessable

(g)	in absence of an equivalent Dutch legal term for the term “non-assessable” as used in this opinion letter and for the purposes of this opinion letter non-assessable means that no holder of Plan Shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by Section 2:81 of the Netherlands Civil Code and holders of Plan Shares cannot be held personally liable for acts performed in the name of the DutchCo and cannot be held liable to contribute to losses of DutchCo in excess of the amount which must be paid up on their shares as provided for by Section 2:64 Netherlands Civil Code; and

Commercial Register

(h)	an extract from the Commercial Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act

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(Handelsregisterwet 2007), subject to limited exceptions, a legal entity cannot invoke the incorrectness or incompleteness of its Commercial Register information against third parties who were unaware of the incorrectness or incompleteness.

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